Exhibit 5.1

Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020-1001

Main Tel +1 212 506 2500
Main Fax +1 212 262 1910
August 14, 2018	www.mayerbrown.com

U.S. Bancorp
800 Nicollett Mall
Minneapolis, Minnesota 55402

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We have represented U.S. Bancorp, a Delaware corporation (the “Company”), in connection with the offering and sale of 23,000,000 depositary shares (the “Depositary Shares”), representing an aggregate of 23,000 shares (the “Preferred Shares”) of the Company’s Series K Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share, with a liquidation preference of $25,000 per share (the “Preferred Stock”), under the Registration Statement (as defined below), pursuant to the Underwriting Agreement Standard Provisions (Preferred Stock, Which May Be Represented By Depositary Shares) (August 7, 2018) (the “Standard Provisions”), as incorporated by reference into the Underwriting Agreement, dated August 7, 2018 (collectively, the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. LLC, U.S. Bancorp Investments, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein. Each Depositary Share represents a 1/1,000th interest in a Preferred Share. The Preferred Shares and the Depositary Shares are collectively referred to herein as the “Securities.” The public offering and sale of the Securities was registered under the Registration Statement on Form S-3 (No. 333-217413) (the “Registration Statement”), including the prospectus constituting a part thereof, dated April 21, 2017, and the prospectus supplement, dated August 7, 2018 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

The Preferred Shares are to be deposited with U.S. Bank National Association, acting as depositary (the “Depositary”), pursuant to the Deposit Agreement, dated August 14, 2018 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of depositary receipts issued under the Deposit Agreement to evidence the Depositary Shares. The terms of the Preferred Stock are set forth in a certificate of designations (the “Certificate of Designations”) filed by the Company with the Secretary of State of the State of Delaware on August 13, 2018.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Mayer Brown LLP operates in combination with other Mayer Brown entities, which have offices in North America,
Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

In rendering the opinion expressed herein, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) an executed copy of the Underwriting Agreement, (iv) an executed copy of the Deposit Agreement, (v) executed copies of the global depositary receipts registered in the name of Cede & Co., relating to 23,000,000 Depositary Shares (the “Depositary Receipts”), (vi) the Certificate of Designations, (vii) an executed certificate evidencing 23,000 Preferred Shares registered in the name of the Depositary and the corporate records of the Company, including its certificate of incorporation, bylaws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion.

In expressing the opinion set forth below, we have assumed the genuineness of all signatures, the conformity to the original documents of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than the Company in accordance with their respective terms.

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that:

(i) The Preferred Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Underwriting Agreement and the Deposit Agreement against payment therefor, will be validly issued, fully paid and nonassessable; and

(ii) The Depositary Receipts, when issued against the deposit of underlying Preferred Shares by the Company in respect thereof in accordance with the terms of the Deposit Agreement, will be legally issued and will entitle the holders thereof to the rights specified in such Depositary Receipts and in the Deposit Agreement.

We are admitted to practice in the State of New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Securities or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the offering of the Securities, which is incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP